Exhibit 99.1

SandRidge Energy, Inc. Reports Financial and Operational Results for Fourth Quarter

and Full Year 2011

Increases Oil Production by 60% and Total Production by 16% from 2010

Increases Consolidated Proved PV-10 by 52% from Year End 2010 with Reserve

Replacement of 303%

Announces Acquisition of Dynamic Offshore Resources, LLC for $1.275 Billion

Oklahoma City, Oklahoma, February 23, 2012 – SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter and year ended December 31, 2011.

Key Financial Results

Fourth Quarter

•	Adjusted EBITDA of $175 million for fourth quarter 2011 compared to $130 million in fourth quarter 2010.

•	Operating cash flow of $153 million for fourth quarter 2011 compared to $72 million in fourth quarter 2010.

•

Net loss applicable to common stockholders of $389 million, or $0.97 per diluted share, for fourth quarter 2011 compared to net loss applicable to common stockholders of $208 million, or $0.53 per diluted share, in fourth quarter 2010.

•	Adjusted net income of $9.1 million, or $0.02 per diluted share, for fourth quarter 2011 compared to adjusted net loss of $35.4 million, or $0.07 per diluted share, in fourth quarter 2010.

Full Year

•

Adjusted EBITDA of $654 million ($699 million including realized cash gains on out-of-period derivative contract settlements) for 2011 compared to $645 million ($668 million including realized cash gains on out-of-period derivative contract settlements) in 2010.

•	Operating cash flow of $535 million for 2011 compared to $410 million in 2010.

•

Net income available to common stockholders of $52 million, or $0.13 per diluted share, for 2011 compared to net income available to common stockholders of $153 million, or $0.52 per diluted share, in 2010.

•

Adjusted net income of $7.1 million, or $0.01 per diluted share, (adjusted net income of $52.6 million, or $0.11 per diluted share, including realized cash gains on out-of-period derivative contract settlements) for 2011 compared to adjusted net income of $42.4 million, or $0.11 per diluted share, (adjusted net income of $65.7 million, or $0.17 per diluted share, including realized cash gains on out-of-period derivative contract settlements) in 2010.

Adjusted net income available (loss applicable) to common stockholders, adjusted EBITDA and operating cash flow are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 11.

Highlights

•	Cash proceeds of over $2 billion received since January 1, 2011 through royalty trust offerings, joint ventures and asset sales.

•	Secured $1 billion in drilling carries through two Mississippian joint ventures.

•

Entered into agreement to acquire Dynamic Offshore Resources, LLC for aggregate consideration of $1.275 billion, consisting of approximately $680 million in cash and approximately 74 million shares of SandRidge common stock. Closing expected during second quarter of 2012.

•	Record oil production in fourth quarter and full year 2011 of 3.29 MMBbls and 11.83 MMBbls, respectively.

•	Consolidated oil reserves of 245 MMBbls at year end 2011.

•	Consolidated proved reserves of 471 MMBoe at year end 2011.

•	Consolidated SEC PV-10 value of $6.9 billion at year end 2011.

•	Reserve replacement of 303%.

•	Current daily production of 67 MBoe per day.

Drilling Activities

SandRidge averaged 35 rigs operating during the fourth quarter of 2011 and drilled 254 wells. The company drilled a total of 970 wells during 2011. A total of 254 gross (233 net) operated wells were completed and brought on production during the fourth quarter of 2011, bringing the total number of operated wells completed and brought on production during 2011 to 943 gross (892 net). Currently, the company has 37 rigs operating (including 3 drilling saltwater disposal wells), of which 19 are SandRidge-owned Lariat rigs.

Mississippian Play. During the fourth quarter of 2011, SandRidge drilled 59 horizontal wells in the Mississippian play in northern Oklahoma and Kansas bringing the total number of operated wells drilled during 2011 in the Mississippian to 167. Industry-wide, over 480 horizontal wells have been drilled to date in the 17 million acre Mississippian play, including 232 drilled by SandRidge. SandRidge has identified over 9,000 (7,000 net) drilling locations on over 2 million (1.5 million net) acres. The company presently has 24 rigs operating in the play, of which 21 are drilling horizontal producer wells with 3 drilling saltwater disposal wells, and plans to operate an average of 26 rigs in the Mississippian during 2012. SandRidge plans to drill approximately 380 horizontal wells in the Mississippian play in 2012.

Permian Basin. The company drilled 195 wells in the Permian Basin during the fourth quarter of 2011 and 803 wells during 2011 and has identified approximately 7,900 additional drilling locations on its 225,000 net acres. SandRidge presently operates 13 rigs in the Permian Basin, all of which are operating on the Central Basin Platform drilling primarily Grayburg/San Andres vertical wells at depths ranging from 4,500 feet to 7,500 feet. The company plans to drill over 750 wells in the Permian Basin in 2012.

Proved Reserves

The company’s estimated consolidated proved reserves as of December 31, 2011 were 471 MMBoe, representing an 18% increase (after adjustments for asset sales and production) from December 31, 2010. During 2011, the company recognized additional consolidated proved reserves of 101 MMBoe primarily as a result of successful drilling in the Mississippian Play and the Central Basin Platform. This increase was partially offset by 30 MMBoe of downward revisions to natural gas properties, primarily in the Piñon Field. Proved developed reserves constituted 49% of total consolidated reserves as of December 31, 2011. Third party engineers evaluated a combined 98% of the total consolidated proved PV-10 value as of December 31, 2011.

The December 31, 2011 estimated future net cash flows from consolidated proved reserves, discounted at an annual rate of 10%, before income taxes (“PV-10”) were $6.9 billion, an increase of 52% from December 31, 2010 and an increase of 122% after adjustments for asset sales and production. The weighted average wellhead prices, which are based on index prices and adjusted for transportation and regional price differentials, used to estimate the company’s consolidated proved reserves and future net revenues were $85.77 per barrel for oil and $4.06 per Mcf for natural gas at December 31, 2011 compared to $66.93 per barrel for oil and $3.80 per Mcf for natural gas at December 31, 2010.

Proved developed drilling finding costs and proved developed all-in finding costs, which include drilling, land and seismic costs, were $19.66 and $24.61 per Boe, respectively, for the year ended December 31, 2011.

Analysis of Changes in Consolidated Proved Reserves

	Liquids (MBbls)	Natural Gas (MMcf)	Combined (MBoe)
As of December 31, 2010	252,114	1,762,665	545,892
Sales of reserves	(43,331)	(476,212)	(122,699)

Pro forma as of December 31, 2010	208,783	1,286,453	423,193
Acquisition of reserves	1,533	2,906	2,018
Production	(11,830)	(69,306)	(23,381)
Extensions and discoveries	55,577	299,848	105,551
Revisions of previous estimates	(9,278)	(164,845)	(36,751)

As of December 31, 2011(1)	244,785	1,355,056	470,630

	2011	2010
PV-10 (in Millions)
Oil properties	$6,589	$3,961
Gas properties	287	548

Total(2)	$6,876	$4,509

% Oil Properties to Total	96%	88%
PV-10 of proved Reserves ($/Boe)	$14.61	$8.26

(1)	Includes approximately 26,350 MBoe attributable to noncontrolling interests.
(2)	December 31, 2011 includes PV-10 attributable to noncontrolling interests of approximately $935 million.

Operational and Financial Statistics

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Production
Oil (MBbl) (1)	3,290	2,612	11,830	7,386
Natural gas (MMcf)	16,866	18,753	69,306	76,226
Oil equivalent (MBoe)	6,101	5,738	23,381	20,090
Daily production (MBoed) (2)	66.3	62.4	64.1	55.0

Average price per unit
Realized oil price per barrel—as reported (1)	$84.74	$71.84	$83.21	$66.89
Realized impact of derivatives per barrel (1)	(5.46)	(3.69)	(6.80)	1.26

Net realized price per barrel (1)	$79.28	$68.15	$76.41	$68.15

Realized natural gas price per Mcf—as reported	$2.99	$3.07	$3.50	$3.68
Realized impact of derivatives per Mcf	0.12	(0.43)	(0.23)	2.52

Net realized price per Mcf	$3.11	$2.64	$3.27	$6.20

Realized price per Boe—as reported	$53.97	$42.73	$52.47	$38.56

Net realized price per Boe—including impact of derivatives	$51.35	$39.64	$48.35	$48.58

Average cost per Boe
Lease operating	$13.20	$11.42	$13.81	$11.84
Production taxes	2.04	1.75	1.97	1.45
General and administrative
General and administrative, excluding stock-based compensation	4.93	6.73	4.70	7.06
Stock-based compensation	1.68	2.35	1.65	1.88
Depletion	14.72	13.51	13.97	13.70
Lease operating cost per Boe
Excluding offshore and tertiary recovery	$12.46	$10.70	$12.86	$10.77
Offshore operations	33.87	25.52	38.29	25.74
Tertiary recovery operations	33.71	34.50	39.04	53.17
Earnings per share
(Loss) income per share (applicable) available to common stockholders
Basic	$(0.97)	$(0.53)	$0.13	$0.52
Diluted	(0.97)	(0.53)	0.13	0.52
Adjusted net (loss) income per share (applicable) available to common stockholders
Basic	$(0.01)	$(0.12)	$(0.12)	$0.02
Diluted	0.02	(0.07)	0.01	0.11
Weighted average number of common shares outstanding (in thousands)
Basic	399,430	395,255	398,851	291,869
Diluted (3)	497,833	491,329	496,779	387,059

(1)	Includes NGLs.
(2)	2011 production includes impact from 2011 Wolfberry, New Mexico and East Texas asset sales with combined production of approximately 7,200 Boe per day at the time of their respective sales.
(3)	Includes shares considered antidilutive for calculating earnings per share in accordance with GAAP for certain periods presented.

Discussion of 2011 Financial Results

Fourth Quarter

Oil and natural gas revenue increased 34% to $329.3 million in fourth quarter 2011 from $245.2 million in the same period of 2010 as a result of increases in oil production and realized reported oil prices. Oil production increased 26% to 3.3 MMBbls from fourth quarter 2010 production of 2.6 MMBbls mainly due to continued development of the company’s oil properties in the Mississippian play and Permian Basin. Fourth quarter 2011 total production increased 6% to 6.1 MMBoe from 5.7 MMBoe in fourth quarter 2010. Realized reported prices, which exclude the impact of derivative settlements, were $84.74 per barrel and $2.99 per Mcf during fourth quarter 2011. Realized reported prices in the same period of 2010 were $71.84 per barrel and $3.07 per Mcf.

Production expense increased 23% to $80.5 million in fourth quarter 2011 from $65.5 million in the same period of 2010 due primarily to the addition of costs from newly completed oil wells brought on production during 2010 and 2011 with the growth of the company’s Permian Basin and Mississippian plays. The company brought 254 wells on production during fourth quarter 2011. Fourth quarter 2011 production expense was $13.20 per Boe compared to fourth quarter 2010 production expense of $11.42 per Boe.

Depletion per unit in fourth quarter 2011 was $14.72 per Boe compared to $13.51 per Boe in the same period of 2010. The increase in rate per unit primarily was a result of 2011 non-core asset sales.

Full Year

Oil and natural gas revenues increased 58% to $1,226.8 million in 2011 from $774.8 million in 2010 as a result of increases in oil production and realized reported prices. Oil production increased 60% to 11.8 MMBbls from 2010 production of 7.4 MMBbls mainly due to oil production added as a result of the company’s drilling programs in the Mississippian play and Permian Basin. Total 2011 production increased 16% to 23.4 MMBoe from 2010 production of 20.1 MMBoe. Realized reported prices were $83.21 per barrel and $3.50 per Mcf during 2011 compared to $66.89 per barrel and $3.68 per Mcf in 2010.

Production expense increased 36% to $322.9 million in 2011 from $237.9 million in 2010 due primarily to newly completed wells brought on production during 2011 with the growth of the company’s Permian Basin and Mississippian plays. The company completed and brought 943 wells on production during 2011. Production expense was $13.81 per Boe in 2011 compared to $11.84 per Boe in 2010.

Depletion per unit in 2011 was $13.97 per Boe compared to $13.70 per Boe in 2010 due to non-core asset sales during 2011.

Capital Expenditures

The table below summarizes the company’s capital expenditures for the quarters and years ended December 31, 2011 and 2010:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Drilling and production
Permian Basin	$183,627	$166,044	$700,577	$446,230
Mid-Continent	173,435	63,533	621,089	146,455
WTO	11,102	41,125	30,155	299,910
Tertiary	4,940	10,024	23,041	23,030
Other	2,143	2,252	7,365	31,167

	375,247	282,978	1,382,227	946,792
Leasehold and seismic
Permian Basin	2,891	5,540	31,977	27,582
Mid-Continent	74,349	37,798	307,169	63,641
WTO	48	323	2,987	7,239
Tertiary	4	—	238	88
Other	1,159	1,198	5,597	4,515

	78,451	44,859	347,968	103,065
Pipe inventory(1)	1,031	(6,089)	(16,329)	(22,962)
Total exploration and development(2)	454,729	321,748	1,713,866	1,026,895

Drilling and oil field services	4,983	5,149	25,674	31,658
Midstream	23,123	1,499	38,514	48,401
Other—general	16,800	5,664	54,971	22,699

Total capital expenditures, excluding acqusitions	499,635	334,060	1,833,025	1,129,653

Acquisitions(3)	11,877	—	34,628	138,428

Total capital expenditures	$511,512	$334,060	$1,867,653	$1,268,081

(1)

Pipe inventory expenditures for the three-month period ended December 31, 2010 and years ended December 31, 2011 and 2010 represent transfers of pipe inventory to the full cost pool for use in drilling and production activities.

(2)

Exploration and development expenditures for the years ended December 31, 2011 and 2010 exclude $25.0 million and $105.0 million, respectively, of additional estimated loss on Century Plant construction contract.

(3)	2010 acquisition expenditures exclude common stock valued at approximately $1.25 billion issued in connection with and tax liability adjustments resulting from the Arena acquisition.

Derivative Contracts

The tables below set forth the company’s consolidated oil swaps and natural gas price and basis swaps for the years 2012 through 2015 as of February 21, 2012 and include contracts to which SandRidge Mississippian Trust I and SandRidge Permian Trust are parties.

	Quarter Ending
	3/31/2012	6/30/2012	9/30/2012	12/31/2012
Oil Swaps
Volume (MMBbls)	3.04	3.41	3.69	3.81
Swap	$99.21	$99.73	$100.02	$100.19

Natural Gas Swaps
Volume (Bcf)	1.82	1.82	—	—
Swap	$4.90	$4.90	—	—
Collar Volume (Bcf)	—	—	0.20	0.20
Collar: High	—	—	$6.20	$6.20
Collar: Low	—	—	$4.00	$4.00

	Year Ending
	12/31/2012	12/31/2013	12/31/2014	12/31/2015
Oil Swaps
Volume (MMBbls)	13.95	12.88	12.83	7.64
Swap	$99.82	$93.51	$89.16	$84.77

Natural Gas Swaps
Volume (Bcf)	3.64	—	—	—
Swap	$4.90	—	—	—
Collar Volume (Bcf)	0.40	0.86	0.94	1.01
Collar: High	$6.20	$7.15	$7.78	$8.55
Collar: Low	$4.00	$4.00	$4.00	$4.00

Natural Gas Basis Swaps
Volume (Bcf)	—	14.60	—	—
Swap	—	$0.46	—	—

Balance Sheet

The company’s capital structure at December 31, 2011 and 2010 is presented below:

	December 31, 2011	December 31, 2010
	(in thousands)
Cash and cash equivalents	$207,681	$5,863

Current maturities of long-term debt	$1,051	$7,293
Long-term debt (net of current maturities)
Senior credit facility	—	340,000
Mortgage	14,978	16,029
Senior Notes
Senior Floating Rate Notes due 2014	350,000	350,000
8.625% Senior Notes due 2015	—	650,000
9.875% Senior Notes due 2016, net	354,579	352,707
8.0% Senior Notes due 2018	750,000	750,000
8.75% Senior Notes due 2020, net	443,568	443,057
7.5% Senior Notes due 2021	900,000	—

Total debt	2,814,176	2,909,086
Stockholders’ equity
Preferred stock	8	8
Common stock	399	398
Additional paid-in capital	4,568,856	4,528,912
Treasury stock, at cost	(6,158)	(3,547)
Accumulated deficit	(2,937,094)	(2,989,576)

Total SandRidge Energy, Inc. stockholders' equity	1,626,011	1,536,195

Noncontrolling interest	922,939	11,288
Total capitalization	$5,363,126	$4,456,569

During 2011, the company’s debt, net of cash balances, decreased by approximately $297 million as a result of capital raising efforts during 2011. On February 21, 2012, the company had no amount drawn under its $790 million senior credit facility and approximately $205 million of cash, leaving approximately $967 million of available liquidity (including the impact of outstanding letters of credit). The company was in compliance with all of the applicable financial and other covenants contained in its debt agreements during the year ended December 31, 2011 and through and as of the date of this release.

Operational Guidance

Year Ending December 31, 2012
Projection as of February 23, 2012
Production
Oil (MMBbls)(1)	18.2
Natural Gas (Bcf)	84.8

Total (MMBoe)	32.3
Differentials
Oil(1)	$9.00
Natural Gas	0.50
Costs per Boe
Lifting	$16.10 - $17.80
Production Taxes	1.75 - 1.95
DD&A - oil & gas	15.90 - 17.65
DD&A - other	1.75 - 1.95

Total DD&A	$17.65 - $19.60
G&A - cash	4.30 - 4.75
G&A - stock	1.15 - 1.30

Total G&A	$5.45 - $6.05
Interest Expense	$8.70 - $9.60
EBITDA from Oilfield Services, Midstream and Other ($ in millions)(2)	$43.5
Adjusted Net Income Attributable to Noncontrolling Interest ($ in millions)(3)	$113.8
P&A Cash Cost ($ in millions)	$35.2
Corporate Tax Rate	0%
Deferral Rate	0%
Shares Outstanding at End of Period (in millions)
Common Stock	493.0
Preferred Stock (as converted)	90.1

Fully Diluted	583.1
Capital Expenditures ($ in millions)
Exploration and Production	$1,550
Land and Seismic	145

Total Exploration and Production	$1,695
Oil Field Services	20
Midstream and Other	135

Total Capital Expenditures	$1,850

(1)	Includes NGLs.
(2)

EBITDA from Oilfield Services, Midstream and Other is a non-GAAP financial measure as it excludes from net income interest expense, income tax expense and depreciation and amortization. The most directly comparable GAAP measure for EBITDA from Oilfield Services, Midstream and Other is Net Income from Oilfield Services, Midstream and Other. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods and/or does not forecast the excluded items on a segment basis.

(3)

Adjusted Net Income Attributable to Noncontrolling Interest is a non-GAAP financial measure as it excludes unrealized gain or loss on derivative contracts and gain or loss on sale of assets. The most directly comparable GAAP measure for Adjusted Net Income Attributable to Noncontrolling Interest is Net Income Attributable to Noncontrolling Interest. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.

The company is providing new guidance for 2012, which includes the following anticipated effects of acquiring Dynamic Offshore Resources, LLC (“Dynamic”) (assuming the acquisition closes on April 30, 2012):

•	Increased Production by approximately 5.8 MMBoe, which is risk-adjusted for potential shut-ins during hurricane season;

•	Decreased Oil and Natural Gas Differentials as production from the Dynamic properties is expected to realize higher prices;

•	Increased per unit Lifting Cost due to higher costs associated with the operation of offshore properties, including insurance expenses;

•	Decreased per unit Production Taxes as there is a lower overall production tax burden associated with the Dynamic properties;

•	Increased per unit DD&A – oil and gas due to a higher depletion rate associated with the Dynamic properties;

•	Decreased per unit DD&A – other, G&A – cash, G&A – stock and Interest Expense due to increased production;

•	Increased EBITDA from Oilfield Services, Midstream and Other for revenues from production handling agreements associated with the Dynamic properties;

•	Increased Common Stock Shares Outstanding at end of period due to anticipated issuance of shares in conjunction with the Dynamic acquisition;

•	Increased Exploration and Production Capital Expenditures by $200 million for anticipated capital expenditures associated with the Dynamic properties.

Additionally, projected Land and Seismic Expenditures have increased to $145 million from $95 million as a result of planned infill leasing around the company’s existing Mississippian acreage.

Non-GAAP Financial Measures

Operating cash flow, adjusted EBITDA, adjusted net (loss applicable) income available to common stockholders and PV-10 are non-GAAP financial measures.

The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities. It defines EBITDA as net income before income tax expense (benefit), interest expense and depreciation, depletion and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding interest income, realized gains on out-of-period derivative contract settlements, non-cash realized losses on financing derivatives, (gain) loss on sale of assets, transaction costs, loss on extinguishment of debt, settlement for prior claims and other various non-cash items (including non-cash portion of noncontrolling interest, stock-based compensation, unrealized losses (gains) on derivative contracts, asset impairment, provision for doubtful accounts and inventory obsolescence).

Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net (loss applicable) income available to common stockholders, which excludes unrealized losses (gains) on derivative contracts, realized gains on out-of-period derivative contract settlements, non-cash realized losses on financing derivatives, transaction costs, loss on extinguishment of debt, settlement for prior claims and (gain) loss on sale of assets from (loss applicable) income available to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net (loss applicable) income available to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for (loss applicable) income available to common stockholders.

PV-10 represents the present value of estimated future cash inflows from proved oil and natural gas reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using 12-month average prices. PV-10 differs from Standardized Measure because it does not include the effects of income taxes on future net revenues. Management uses PV-10 as an arbitrary reserve asset value measure to compare against past reserve bases and the reserve bases of other business entities that are not dependent on the tax-paying status of the entity.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA and adjusted EBITDA, and adjusted net (loss applicable) income available to common stockholders and PV-10.

Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Net cash provided by operating activities	$142,659	$50,915	$475,485	$390,128
Add
Changes in operating assets and liabilities	10,145	21,367	59,796	20,030

Operating cash flow	$152,804	$72,282	$535,281	$410,158

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Net (loss) income attributable to SandRidge Energy, Inc.	$(374,716)	$(196,475)	$108,065	$190,565
Adjusted for
Income tax expense (benefit)	196	10,406	(5,817)	(446,680)
Interest expense(1)	60,274	60,856	243,818	239,343
Depreciation and amortization - other	13,712	14,212	53,630	50,776
Depreciation and depletion - oil and natural gas	89,816	77,501	326,614	275,335

EBITDA	(210,718)	(33,500)	726,310	309,339

Asset impairment	2,825	—	2,825	—
Provision for doubtful accounts	889	27	2,511	129
Inventory obsolescence	(105)	(200)	40	—
Interest income	(146)	(60)	(240)	(296)
Stock-based compensation	9,528	13,507	36,017	37,681
Unrealized losses (gains) on derivative contracts	426,132	148,240	(101,034)	283,604
Realized gains on out-of-period derivative contract settlements	—	(3,847)	(45,627)	(23,202)
Non-cash realized losses on financing derivatives	1,721	—	6,591	—
Other non-cash expense	(2,672)	(243)	(2,012)	(371)
(Gain) loss on sale of assets	(896)	2,385	(2,044)	2,424
Transaction costs	823	1,941	5,354	17,375
Loss on extinguishment of debt	—	—	38,232	—
Settlement for prior claims	—	2,200	—	18,200
Non-cash portion of noncontrolling interest(2)	(52,179)	—	(13,059)	—

Adjusted EBITDA	$175,202	$130,450	$653,864	$644,883

(1)

Excludes unrealized (gain) loss on interest rate swaps of ($2.9) million and ($3.1) million for the three-month periods ended December 31, 2011 and 2010, respectively, and ($6.2) million and $8.4 million for the years ended December 31, 2011 and 2010, respectively.

(2)

Represents depreciation and depletion of ($7.4) million and ($15.9) million for the three-month period ended and year ended December 31, 2011, respectively, and unrealized (losses) gains on commodity derivative contracts of ($44.8) million and $2.8 million for the three-month period and year ended December 31, 2011, respectively, attributable to noncontrolling interests.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
Net cash provided by operating activities	$142,659	$50,915	$475,485	$390,128
Changes in operating assets and liabilities	10,145	21,367	59,796	20,030
Interest expense(1)	60,274	60,856	243,818	239,343
Realized gains on out-of-period derivative contract settlements	—	(3,847)	(45,627)	(23,202)
Transaction costs	823	1,941	5,354	17,375
Settlement for prior claims	—	2,200	—	18,200
Noncontrolling interest—SDT(2)	(14,793)	—	(41,165)	—
Noncontrolling interest—PER(2)	(17,728)	—	(26,078)	—
Noncontrolling interest—Other(2)	69	(898)	(250)	(4,445)
Other non-cash items	(6,247)	(2,084)	(17,469)	(12,546)

Adjusted EBITDA	$175,202	$130,450	$653,864	$644,883

(1)

Excludes unrealized (gain) loss on interest rate swaps of ($2.9) million and ($3.1) million for the three-month periods ended December 31, 2011 and 2010, respectively, and ($6.2) million and $8.4 million for the years ended December 31, 2011 and 2010, respectively.

(2)

Excludes depreciation and depletion of ($7.4) million and ($15.9) million for the three-month period ended and year ended December 31, 2011, respectively, and unrealized (losses) gains on commodity derivative contracts of ($44.8) million and $2.8 million for the three-month period and year ended December 31, 2011, respectively, attributable to noncontrolling interests.

Reconciliation of (Loss Applicable) Income Available to Common Stockholders to Adjusted Net (Loss Applicable) Income Available to Common Stockholders

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)
(Loss applicable) income available to common stockholders	$(388,597)	$(208,023)	$52,482	$153,123
Tax (benefit) expense resulting from Arena acquisition	(2,152)	8,937	(8,399)	(447,500)
Asset impairment	2,825	—	2,825	—
Unrealized losses (gains) on derivative contracts(1)	381,328	148,240	(98,178)	283,604
Realized gains on out-of-period derivative contract settlements	—	(3,847)	(45,627)	(23,202)
Non-cash realized losses on financing derivatives	1,721	—	6,591	—
(Gain) loss on sale of assets	(896)	2,385	(2,044)	2,424
Transaction costs	823	1,941	5,354	17,375
Loss on extinguishment of debt	—	—	38,232	—
Settlement for prior claims	—	2,200	—	18,200
Effect of income taxes	202	1,191	255	955

Adjusted net (loss applicable) income available to common stockholders	(4,746)	(46,976)	(48,509)	4,979
Preferred stock dividends	13,881	11,548	55,583	37,442

Total adjusted net income (loss)	$9,135	$(35,428)	$7,074	$42,421

Weighted average number of common shares outstanding
Basic	399,430	395,255	398,851	291,869
Diluted(2)	497,833	491,329	496,779	387,059
Total adjusted net (loss) income
Per share—basic	$(0.01)	$(0.12)	$(0.12)	$0.02

Per share— diluted	$0.02	$(0.07)	$0.01	$0.11

(1)

Excludes unrealized (losses) gains on commodity derivative contracts of ($44.8) million and $2.8 million for the three-month period and year ended December 31, 2011, respectively, attributable to noncontrolling interests.

(2)	Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

Reconciliation of Standardized Measure of Discounted Net Cash Flows to PV-10

	December 31,
	2011	2010
	(in millions)
Standardized measure of discounted net cash flows (1)	$5,216	$3,683
Present value of future net income tax expense discounted at 10%	1,660	826

PV-10 (2)	$6,876	$4,509

(1)	Includes approximately $933 million attributable to noncontrolling interests at December 31, 2011.
(2)	Includes approximately $935 million attributable to noncontrolling interests at December 31, 2011.

Conference Call Information

The company will host a conference call to discuss these results on Friday, February 24, 2012 at 8:00 am CST. The telephone number to access the conference call from within the U.S. is 866-700-6379 and from outside the U.S. is 617-213-8836. The passcode for the call is 14163110. An audio replay of the call will be available from February 24, 2012 until 11:59 pm CST on March 23, 2012. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 58664616.

A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

5th Annual Investor/Analyst Meeting

February 28, 2012 (Tuesday) – New York, NY at the Grand Hyatt New York, 109 East 42nd Street at 8:00 am EST.

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	March 26-27, 2012 – Barclays 2012 High Yield Bond & Syndicated Loan Conference; Phoenix, AZ

•	March 26, 2012 – Howard Weil 40th Annual Energy Conference; New Orleans, LA

•	April 16-18, 2012 – IPAA 2012 OGIS; New York, NY

At 8:00 am Central Time on the day of each presentation, the corresponding slides and any webcast information will be accessible on the Investor Relations portion of the company’s website at www.sandridgeenergy.com. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate as well as updated presentations regarding the company. Slides and webcasts (where applicable) will be archived and available for at least 30 days after each use or presentation.

First Quarter 2012 Earnings Release and Conference Call

May 3, 2012 (Thursday) – Earnings press release after market close

May 4, 2012 (Friday) – Earnings conference call at 8:00 am CDT

SandRidge Energy, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Revenues
Oil and natural gas	$329,288	$245,185	$1,226,794	$774,763
Drilling and services	28,180	13,630	103,298	28,543
Midstream and marketing	13,027	26,250	66,690	100,118
Other	3,343	8,004	18,431	28,312

Total revenues	373,838	293,069	1,415,213	931,736
Expenses
Production	80,506	65,496	322,877	237,863
Production taxes	12,459	10,024	46,069	29,170
Drilling and services	16,346	9,948	65,654	22,368
Midstream and marketing	13,227	24,085	66,007	90,149
Depreciation and depletion - oil and natural gas	89,816	77,501	326,614	275,335
Depreciation and amortization - other	13,712	14,212	53,630	50,776
Impairment	2,825	—	2,825	—
General and administrative	40,279	52,146	148,643	179,565
Loss (gain) on derivative contracts	445,021	165,250	(44,075)	50,872
(Gain) loss on sale of assets	(896)	2,385	(2,044)	2,424

Total expenses	713,295	421,047	986,200	938,522

(Loss) income from operations	(339,457)	(127,978)	429,013	(6,786)

Other income (expense)
Interest income	146	60	240	296
Interest expense	(57,401)	(57,749)	(237,572)	(247,738)
Loss on extinguishment of debt	—	—	(38,232)	—
Other income, net	2,460	496	3,122	2,558

Total other expense	(54,795)	(57,193)	(272,442)	(244,884)

(Loss) income before income taxes	(394,252)	(185,171)	156,571	(251,670)
Income tax expense (benefit)	196	10,406	(5,817)	(446,680)

Net (loss) income	(394,448)	(195,577)	162,388	195,010
Less: net (loss) income attributable to noncontrolling interest	(19,732)	898	54,323	4,445

Net (loss) income attributable to SandRidge Energy, Inc.	(374,716)	(196,475)	108,065	190,565
Preferred stock dividends	13,881	11,548	55,583	37,442

(Loss applicable) income available to SandRidge Energy, Inc. common stockholders	$(388,597)	$(208,023)	$52,482	$153,123

Earnings (loss) per share
Basic	$(0.97)	$(0.53)	$0.13	$0.52

Diluted	$(0.97)	$(0.53)	$0.13	$0.52

Weighted average number of common shares outstanding
Basic	399,430	395,255	398,851	291,869

Diluted	399,430	395,255	406,645	315,349

SandRidge Energy, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$207,681	$5,863
Accounts receivable, net	206,336	146,118
Derivative contracts	4,066	5,028
Inventories	6,903	3,945
Other current assets	16,854	14,636

Total current assets	441,840	175,590
Oil and natural gas properties, using full cost method of accounting
Proved (includes development and project costs excluded from amortization of $231.3 million and $186.5 million)	8,969,296	8,159,924
Unproved	689,393	547,953
Less: accumulated depreciation, depletion and impairment	(4,791,534)	(4,483,736)

	4,867,155	4,224,141

Other property, plant and equipment, net	522,269	509,724
Restricted deposits	27,912	27,886
Derivative contracts	26,415	—
Goodwill	235,396	234,356
Other assets	98,622	59,751

Total assets	$6,219,609	$5,231,448

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$1,051	$7,293
Accounts payable and accrued expenses	506,784	376,922
Billings and estimated contract loss in excess of costs incurred	43,320	31,474
Derivative contracts	115,435	103,409
Asset retirement obligation	32,906	25,360

Total current liabilities	699,496	544,458
Long-term debt	2,813,125	2,901,793
Derivative contracts	49,695	124,173
Asset retirement obligation	95,210	94,517
Other long-term obligations	13,133	19,024

Total liabilities	3,670,659	3,683,965

Commitments and contingencies
Equity
SandRidge Energy, Inc. stockholders' equity
Preferred stock, $0.001 par value, 50,000 shares authorized
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at December 31, 2011 and December 31, 2010; aggregate liquidation preference of $265,000	3	3
6.0% Convertible perpetual preferred stock; 2,000 shares issued and outstanding at December 31, 2011 and December 31, 2010; aggregate liquidation preference of $200,000	2	2
7.0% Convertible perpetual preferred stock; 3,000 shares issued and outstanding at December 31, 2011 and December 31, 2010; aggregate liquidation preference of $300,000	3	3
Common stock, $0.001 par value, 800,000 shares authorized; 412,827 issued and 411,953 outstanding at December 31, 2011 and 406,830 issued and 406,360 outstanding at December 31, 2010	399	398
Additional paid-in capital	4,568,856	4,528,912
Treasury stock, at cost	(6,158)	(3,547)
Accumulated deficit	(2,937,094)	(2,989,576)

Total SandRidge Energy, Inc. stockholders' equity	1,626,011	1,536,195
Noncontrolling interest	922,939	11,288

Total equity	2,548,950	1,547,483

Total liabilities and equity	$6,219,609	$5,231,448

SandRidge Energy, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$162,388	$195,010
Adjustments to reconcile net income to net cash provided by operating activities
Provision for doubtful accounts	2,511	129
Depreciation, depletion and amortization	380,244	326,111
Impairment	2,825	—
Debt issuance costs amortization	11,372	11,006
Discount amortization on long-term debt	2,383	2,153
Loss on extinguishment of debt	38,232	—
Deferred income taxes	(6,986)	(447,500)
Unrealized (gain) loss on derivative contracts	(101,034)	283,604
Realized loss on financing derivatives	6,591	—
(Gain) loss on sale of assets	(2,044)	2,424
Investment loss (income)	115	(460)
Stock-based compensation	38,684	37,681
Changes in operating assets and liabilities	(59,796)	(20,030)

Net cash provided by operating activities	475,485	390,128

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment(1)	(1,743,637)	(1,044,371)
Acquisition of assets, net of cash received of $0 and $39,518, respectively	(34,628)	(138,428)
Proceeds from sale of assets	859,405	204,951
Deposit received on pending asset sale	—	10,000
Refunds of restricted deposits	—	5,095

Net cash used in investing activities	(918,860)	(962,753)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	2,033,000	2,117,914
Repayments of borrowings	(2,130,293)	(1,789,919)
Premium on debt redemption	(30,338)	—
Debt issuance costs	(20,326)	(12,540)
Proceeds from issuance of royalty trust units	917,528	—
Distributions to royalty trust unitholders	(57,449)	—
Noncontrolling interest distributions	(2,751)	(3,515)
Noncontrolling interest contributions	—	306
Proceeds from issuance of convertible perpetual preferred stock, net	(231)	290,704
Stock-based compensation excess tax benefit	53	15
Purchase of treasury stock	(13,796)	(7,169)
Dividends paid - preferred	(56,742)	(28,525)
Cash received on financing derivatives	6,538	3,356

Net cash provided by financing activities	645,193	570,627

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	201,818	(1,998)
CASH AND CASH EQUIVALENTS, beginning of year	5,863	7,861

CASH AND CASH EQUIVALENTS, end of year	$207,681	$5,863

Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$224,127	$210,112
Cash paid (received) for income taxes	$2,083	$(1,508)
Supplemental Disclosure of Noncash Investing and Financing Activities
Change in accrued capital expenditures(1)	$89,388	$85,282
Convertible perpetual preferred stock dividends payable	$16,572	$17,363
Adjustment to oil and natural gas properties for estimated contract loss	$25,000	$105,000
Common stock issued in connection with acquisition	$—	$1,246,334
Stock issued to satisfy settlement	$—	$12,200

(1)	Capital expenditures on an accrual basis were $1,833,025 and $1,129,653 for the years ended December 31, 2011 and 2010, respectively.

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors—This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of leverage, net income, drilling plans, drilling locations, funding, oil and natural gas production, derivative transactions, shares outstanding, pricing differentials, operating costs and capital spending, tax rates, descriptions of our development plans, and the timing and effect of closing the company’s acquisition of Dynamic Offshore Resources, LLC. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in (a) Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010, (b) comparable “risk factors” sections of our Quarterly Reports on Form 10-Q filed thereafter, and (c) Part I, Item 1A – “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent, Permian Basin, Gulf of Mexico, West Texas Overthrust and Gulf Coast. SandRidge’s internet address is www.sandridgeenergy.com.